SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the
Securities Exchange Act of 1934
(Amendment No.    )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, For Use of the Commission Only
[ ]	Definitive Proxy Statement		(as permitted by Rule14a-6(e)(2))
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

THE ROBERT MONDAVI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by The Robert Mondavi Corporation pursuant to Rule 14a-12 of the Securities and Exchange Act

                  The following is the text of a set of questions and answers that were made available to The Robert Mondavi Corporation’s employees on the Company’s internal website on October 18, 2004:

Frequently Asked Questions
October 18, 2004 Press Release

What is the value of the proposal?
We have not disclosed the value.

Why won’t you disclose the value of the proposal?
A proposal by definition is not firm, and we do not think it is prudent for us to put a number out into the public domain when we are not privy to the method by which it was arrived at, and when, quite frankly, the entity that made the proposal could decide at any time to change the value.

Is the Company for sale?
No. We are conducting a careful process with the goal of enhancing shareholder value, and we cannot predict at this time the outcome of the process. We do know that we will consider all alternatives for enhancing shareholder value, including continuing to market our luxury wine and other non-strategic assets and investments under our value/growth strategy, as well as considering the unsolicited proposal we received. It will be the Board’s job to compare the values available under different alternatives and act upon the option or options that can create the greatest value for all of our shareholders.

Will you wait until after your annual meeting to act on your strategic options? Will you wait on making decisions to execute any asset sales?
We will continue to market our luxury wine and other non-strategic assets and investments and the Board will consider the results of that process in the course of making decisions about its alternatives.

Why is it in the best interest of shareholders to proceed with plans to recapitalize the stock and reincorporate in Delaware? Why isn’t it in the best interest to hold an auction now?
We believe that all shareholders should have an equal voice in governance of the Company. Should we need to ask for shareholder approval of any of the Board’s decisions we believe that every shareholder should have an equal vote.

Why do you think that the proposal was made at this time?
We’re not going to speculate about that, but as we said, we believe strongly that before we act on any strategic alternative, it is important to complete our recapitalization and reincorporation so that all of our shareholders are on a level playing field.

How does the Board evaluate a bid for the entire company?
With the assistance of its legal and financial advisors, the Board weighs the relative long term value to shareholders of alternative strategies, including the potential value that might be received by shareholders from a bid or alternative bids.

If the Board determined the current Premium Lifestyle strategy had potentially more value for shareholders, why do they have to review this proposal?
The Board has a fiduciary duty to consider, with the assistance of its legal and financial advisors, any bona fide proposal that could potentially result in higher value to our shareholders.

Under what circumstances would the Board have to accept an unsolicited proposal?
The Board of Directors can decide whether a proposal is in the best interests of the shareholders. Should the Board approve the sale of the Company, its decision would need to be approved by the shareholders.

Will the Company postpone decisions or actions designed to grow its premium and super-premium lifestyle wine segments in light of the potential for a buyer to acquire them as part of an acquisition of The Robert Mondavi Corporation in its entirety?
No. First, we believe that anything we do to enhance the value of our businesses make them more valuable to potential acquirers as well. Second, in a competitive industry, it is imprudent to postpone actions that are justifiable from business and financial points of view. Third, currently there is neither certainty that a sale of The Robert Mondavi Corporation is in the best interest of all of the shareholders nor is there certainty that any such transaction will occur.

Would The Robert Mondavi Corporation consider a sale of a lifestyle wine asset?
Prior to receiving the unsolicited proposal, we considered a wide range of strategic alternatives, and concluded that the best strategic course for the Company is to focus exclusively on premium and super-premium lifestyle wine segments, and divest luxury wine other non-strategic assets and investments. As a responsible Board and management, however, we always evaluate the current and prospective performance of all of our businesses, and we will pursue the alternative that serves the best interests of the Company and its shareholders. In light of the proposal to acquire The Robert Mondavi Corporation in its entirety, we will continue to carefully consider all strategic options.

Is there anything Robert Mondavi shareholders need to do at this time?
No, there is not action required by The Robert Mondavi Corporation shareholders relating to the proposal. Hopefully, our preliminary Schedule 14A proxy will be declared effective soon by the SEC, and then we will send the materials to our shareholders for their approval of the recapitalization and reincorporation plan.

Does the proposal affect operations in any way?
We are moving forward in our plan to create great wine for our customers and our distributors.

Important Information For Investors And Shareholders

                  In connection with the proposed recapitalization plan, The Robert Mondavi Corporation has filed a preliminary combined proxy statement/prospectus and will file a definitive version of such document and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

The company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the company’s shareholders in connection with the proposed recapitalization plan is set forth in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, the anticipated approval of the company’s proposed recapitalization plan by its shareholders, other statements regarding the announced restructuring and the amount of the related charges, the estimate of proceeds from the sale of assets, projections or predictions about the company’s future earnings before interest and tax ratios and financial returns, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company’s present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company’s wines. Similarly, increased competition or changes in tourism to our California properties could affect the company’s volume and revenue growth outlook. The supply and price of grapes, the company’s most important raw material, is beyond the company’s control. A shortage of grapes might constrict the supply ofwine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. The restructuring announced on September 14, 2004 may impair management’s ability to focus on other needed areas of business execution. There are also significant risks associated with the restructuring, including the divestiture of the company’s luxury wine assets and investments and non-strategic assets announced on September 14, 2004. There is no assurance that the company will successfully complete the divestitures within the company’s expected timeframe or at all, or that it will realize the after-tax proceeds it presently estimates for such divestitures. There is no assurance the company will be able to effectively re-deploy any proceeds received from such divestitures. The lay-offs and significant restructuring charges announced in connection with the company’s September 14, 2004 restructuring will materially affect future earnings. There is no assurance that the proposed restructuring will enable the company to achieve significant cost savings or asset rationalization, or if any cost savings or assets rationalization is achieved, that it will be sufficient to grow the company’s volumes, profit or cash flow, or to enhance the company’s competitive position. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

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                  The following is the text of a voicemail and e-mail sent to the Company’s employees by Gregory Evans, the Company’s Chief Executive Officer, on October 18, 2004:

Employee Voicemail/Email
October 18, 2004

Good Afternoon, this is Greg Evans with a voicemail going to all employees. We continue to be committed to providing you with timely information about recent announcements, so I am calling with an update on information that was made public this afternoon. You will also be receiving a transcript of this voicemail on email, and I ask that you post that for all employees to review.

This afternoon we issued a press release announcing that we received an unsolicited proposal by an entity that is interested in buying the Robert Mondavi Corporation. In complying with best practices in corporate governance, our Board of Directors met today to discuss this matter, and decided to make the receipt of this proposal public.

The Board concluded that they will consider the proposal as part of its ongoing process to maximize value for all shareholders. Importantly, the Board reaffirmed our intent to proceed with our plan to unify the share structure of the Company and to reincorporate in Delaware. Additionally, management will continue to implement our recently announced plan of focusing on our premium lifestyle business.

As you know, the decision to focus on our premium lifestyle wine business resulted after the review of a number of alternatives that the Board had been evaluating for some time. When the Board voted in September, they voted to support our new premium lifestyle wine company model, over other options, because they believe that this direction will bring the most value to our shareholders in the long-term.

It is important for you to understand two things.

First, because we have built some of the most successful and recognized wine brands in the world, we are attractive to potential bidders. And thus, an unsolicited proposal is not surprising. As a publicly traded company, our Board of Directors has a fiduciary responsibility to evaluate any proposal that may enhance shareholder value. That does not mean they have to accept an unsolicited offer, unless it is in the best interest of the shareholders. And ultimately, shareholders would need to vote to support a sale of the Company.

Second, it is the strategy of our Board of Directors and senior management team to create shareholder value by building a successful premium lifestyle company. We must continue to focus and work with passion to support our new direction. We understand that these announcements and subsequent media coverage can be unsettling. Know that we believe in our plan and in the opportunity to build an incredibly successful company. This announcement does not affect the way we are conducting our business. You are doing a great job at keeping focused and supporting one another through this time of change. We will continue to keep you informed, as additional information becomes available. You can refer to our website and to Connect to review the latest press release. We will have a Q and A posted later this evening. Additionally, I will continue to respond to questions submitted to the transition email address. Thanks again.

Important Information For Investors And Shareholders

                  In connection with the proposed recapitalization plan, The Robert Mondavi Corporation has filed a preliminary combined proxy statement/prospectus and will file a definitive version of such document and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

                  The company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the company’s shareholders in connection with the proposed recapitalization plan is set forth in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.

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                        The following is the text of a set of talking points used by the Company’s executives in connection with communications with the media regarding the press release issued October 18, 2004:

KEY MESSAGES

We take shareholder value and corporate governance seriously, and believe that the two go hand-in-hand.

The board’s actions demonstrate our commitment to shareholder value and good corporate governance, and our willingness to take bold actions to those ends.

  Before receiving the unsolicited proposal, the Board conducted an extensive review of a wide range of strategic alternatives and adopted a plan for enhancing shareholder value: recap, reincorporation, growth/value plan.

We believe strongly that our proposal for a one-share, one-vote structure is important to achieving full value for our shareholders.

  Currently, Class B shareholders have ten-to-one voting rights.

  One-share, one-vote is good corporate governance.

  It ensures that economic interests and voting interests are aligned.

  Our Class B shareholders have already agreed to our recapitalization plan.

  The right thing for all shareholders is to complete the process.

We will carefully evaluate all strategic options, including the unsolicited proposal and our recently-adopted value/growth/divest plan, and we will be able to act upon our options following the approval of the recapitalization plan.

  We have not rejected the unsolicited proposal.

  We will evaluate it as part of our process for considering all strategic alternatives.

  Once we complete the recap, we can effectively act upon our strategic options, including the business plan we are currently implementing (I.e., the value/growth for the premium lifestyle wine brands and the divestiture of the luxury brands and assets).

Important Information For Investors And Shareholders

            In connection with the proposed recapitalization plan, The Robert Mondavi Corporation has filed a preliminary combined proxy statement/prospectus and will file a definitive version of such document and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

            The company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the company’s shareholders in connection with the proposed recapitalization plan is set forth in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.